SCHEDULE 14A

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                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

To the Shareholders of
Novex Systems International, Inc.:

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Novex Systems International, Inc. (the "Company") will be held at the Company's principal executive offices located at 16 Cherry Street, Clifton, New Jersey 07014 at 10:00 a.m. on Monday, December 30, 2002, for the purpose of considering and voting upon:

      1. Granting the Company's board of directors the authority to finalize the sale of substantially all of the Company's operating assets to one or more prospective purchasers pursuant to a formal auction of the Company's business located in Clifton, New Jersey.

      2. Granting the Company's board of directors the authority to enter into a definitive merger agreement with another company after the sale of the Company's assets have been completed to form a larger operating business that could utilize the Company's public-status and its $8 million net operating loss.

      3. Ratify the appointment of Radin, Glass & Co., L.L.P. as the Company's new independent auditors for the fiscal year ending May 31, 2002.

The close of business on Monday, November 18, 2002 has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the special meeting, and at any adjournments, if necessary.

You are cordially invited to attend the meeting and vote your shares. In the event you cannot attend the meeting, please complete, date, sign and return the enclosed proxy in the envelope provided. Your prompt response will be appreciated. A shareholder who executes and returns a proxy in the accompanying form has the power to revoke such proxy at any time prior to the exercise thereof.

By Order of the Board of Directors


Daniel W. Dowe, President

New York, New York
November 18, 2002

                             [ON COMPANY LETTERHEAD]

                                                               November 18, 2002

Dear Fellow Shareholders:

Enclosed is a notice of a Special Meeting of Shareholders which will be held at the Company's principal executive offices located at 16 Cherry Street, Clifton, New Jersey 07014 at 10:00 a.m. on Monday, December 30, 2002. We hope that your schedule will allow you to attend the meeting.

The matters to be considered and voted upon at the Special Meeting are set forth in the Notice of the Special Meeting of Shareholders and described more fully in the related Proxy Statement which accompany this letter. The provisions that will be voted upon are of an urgent nature and will result in a significant change in the Company's current business and its future business prospects. As such, we ask that you do review the enclosed materials carefully.

Our Company was unable to refinance the two secured loan obligations owing to our former bank, Dime Commercial Corp, a/k/a Washington Mutual ("Dime"), which had originally matured on August 13, 2002. As a condition to securing the additional time needed to refinance the loans, we had to provide Dime with a final judgment on the two loans to avoid protracted litigation in the event the refinancing did not materialize. To refinance the two loans we sought to conclude a sale and leaseback transaction on our real property in Clifton, New Jersey. At the time we entered into the agreement with Dime, we had already reached an agreement in principle on the sale and leaseback transaction and we had actually received two advancements on the purchase price in the amount of $275,000. Notwithstanding the initial funding and the Company's satisfaction of the conditions to closing the sale and leaseback transaction, it was terminated.

Our Company no longer has the time needed to secure a new source of financing to pay-off the loans to Dime and will need to take necessary measures to preserve our assets for the benefit of our creditors and to provide Novex's shareholders with an opportunity to merge with a more developed business.

With our Company's acquisition of the Allied Composition/Por-Rok business ("Por-Rok") from The Sherwin-Williams Company in August, 1999 we had intended to use the Por-Rok brand name, which continues to have national appeal, to build a much larger company through acquisitions and organic sales growth. Due to our small size when we completed the Por-Rok acquisition, we needed to make another larger acquisition to give us greater operating scale which never materialized notwithstanding the efforts that were made to achieve this objective. The challenges of operating a small manufacturing company were further compounded by other unforeseen problems with the Por-Rok unit that did not surface prior to the closing. In keeping within our core acquisition strategy, we attempted to overcome these problems by acquiring other companies that could be merged into our Clifton, New Jersey facility. Essentially, we were working hard to add revenues and improve our cash flow while minimizing any additional fixed operating expenses. We achieved some success with this strategy when we acquired the Baltimore-based Sta-Dri Masonry Waterproofing product line, which we merged into our Clifton, New Jersey facility in August, 2000. Just after that, in October, 2000, we sold our Canadian operation to two separate companies to cut costs. Notwithstanding these efforts, we continued to operate unprofitably.

Since 1998, we initiated several other acquisition opportunities which could not be closed due to the prospective seller's reluctance to commit to a final closing, lack of acquisition financing, or unsuccessful bids on businesses that were sold through an auction process much like the one we are conducting to divest of our operation in Clifton, New Jersey.

If there was a bright side to the past three years, we continuously received unsolicited proposals from companies in our industry to acquire our entire business or select brand names that we own. The range of companies varied from large multi-national companies whose securities are listed on the New York Stock Exchange to smaller, more regional companies.

While we attempted to gain operating scale through acquisitions to more swiftly achieve profitability, we also made substantial efforts to increase sales of our existing brands. As we changed some of the previous operating practices that were in place prior to our acquisition of Por-Rok, and then Sta-Dri, we lost some revenue because we were cutting out unprofitable customer relationships. We did secure placement of three of our brands in Home Depot stores and we brought on other distribution points that service contractors. Again, these efforts were not enough to achieve profitability.

In 1998-1999 we hired full-time company sales people to market our products although sales never materialized thereby leaving us with high sales-related costs. To avoid this problem in 1999-2000 we shifted our strategy and started to market our products through manufacturer's representatives that cover specified territories and are paid commissions only on sales. This change reduced our overhead, and at one point, we had assembled a team of 27 representatives. However, because we did not have significant sales volume in each representative's territory, the commissions we paid to these representatives were not high enough to command a greater share of the representative's attention. In 2001, I began to take a more active role in sales and marketing, which I continue to do, but my efforts were always limited by my other responsibilities and the wide geographic range that are sales are derived from. To expand our sales reach, while holding down our sales costs, we tested a new selling approach known as marketing alliances. Marketing alliances would enable us to use the full-time sales and marketing organization of a larger company without incurring the costs to establish a network of company sales personnel as we did in 1998-1999. The down-side to a marketing alliance is the loss of profit margin because we would ship truckload quantities of our products to our marketing partners at lower, but profitable prices so that they could resell the products for us and make profits, as well. We would have generated larger profits if we sold the products directly to our customers versus selling them to a marketing partner, but we did not have the sales personnel to make the sale, nor the capital to hire a sales organization.

In 2001-2002 we entered into marketing alliances with two companies to begin marketing our Fiberforce and Por-Rok products, and while we got off to a great start in each case we had no control over the sales personnel for each of these companies which hindered our ability to press for sales increases. This became a material obstacle for us because our enthusiasm for our products could not be conveyed to the sales organizations of these two companies and their sales personnel had other products and concerns that deterred them from giving our products priority.

As we approach the end of this year and after having attempted to see through a number of initiatives to build our company, our board of directors, who have placed considerable stock in my assessment of our future business prospects have agreed that selling our brands to prospective purchasers through an auction process would be in the best interest of our Company. Unless we could see ourselves turning into immediate profitability we would need to either take on more debt, or substantially dilute our shareholders to secure the additional capital to operate as a going concern. At this time, we believe our assets have a much higher value then our current book value and that the sale of these assets can be used to satisfy our obligations to our creditors and enable our shareholders to pursue another business opportunity with our public entity. If there is any excess cash remaining in the Company after all its debts are satisfied, we believe it would not merit declaring a special dividend because the cash would have greater value as a bargaining point in future negotiations to merge our public entity with another operating entity.

Assuming the divestiture of our business arises from the sale of our assets, our Company would remain intact, as a non-operating company that has an $8 million net operating loss, perhaps some cash, a trading symbol and a diverse shareholder base. These assets would be particularly valuable to a privately-held company that is desirous of becoming a public company, but is either not large enough to undertake an initial public offering of its securities, or is more motivated to pursue a merger with an entity that is already public which is a much less expensive and time-consuming process. This process is known as a reverse merger and the merger of an operating company into our Company, after the asset sales are concluded, would be classified as a reverse merger.

In light of our operating history, future capital needs, overdue bank loans with Dime Management believes that a sale of our company's assets and a reverse merger would be in the best interest of our Company and its constituency. Therefore, we ask our shareholders to vote FOR the adoption of three resolutions being proposed by our board of directors.

Best Regards,


Daniel W. Dowe
President

                                 PROXY STATEMENT

                                       FOR

                         SPECIAL MEETING OF SHAREHOLDERS

                                December 30, 2002

                               GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Novex Systems International, Inc., a New York corporation (the "Company"), of proxies to be used at the Special Meeting of Shareholders to be held at the Company's principal executive offices located at 16 Cherry Street, Clifton, New Jersey 07014 at 10:00 a.m. on Monday, December 30, 2002 and any adjournments thereof (the "Special Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about November 29, 2002.

      Holders of record of the $.001 par value Common Shares of the Company ("Common Stock") on November 18, 2002 will be entitled to vote at the meeting. On that date, there were 26,935,187 shares of Common Stock outstanding, each of which are entitled to one vote on all matters properly submitted for a vote of the shareholders at the Special Meeting. Only holders of record at the close of business on November 18, 2002 will be entitled to notice of and to vote at the Special Meeting.

      All Common Shares represented by properly executed proxies in the accompanying form received by the Company in sufficient time to permit examination and tabulation before a vote is taken will be voted in accordance with the directions of the shareholder specified on the proxy. IF NO DIRECTIONS HAVE BEEN SPECIFIED BY MARKING THE APPROPRIATE SQUARES ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS'S RECOMMENDATIONS. A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by delivering to the Company a later dated proxy or by giving notice to the Company in writing or at the opening of the meeting. Any written notice of revocation or subsequent proxy should be sent to Novex Systems International, Inc., c/o Daniel W. Dowe, President, 16 Cherry Street, Clifton, New Jersey 07014, or by facsimile at 973-777-7713, or by email at ddowe@ix.netcom.com, or in person at the Special Meeting at or before the taking of the actual vote.

      The holders of Common Shares entitling them to a majority of the voting power of the Company must be present in person or by proxy at the Special Meeting to constitute a quorum for conducting business. Shares represented by proxies received by the Company will be counted as present at the Special Meeting for purposes of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. The affirmative vote of a majority of the shares of Common Stock present at the Special Meeting will be required to approve: (i) the board of directors grant of authority to sell substantially all of the Company's assets through a properly conducted auction and to utilize the proceeds to pay the Company's creditors and hold any remaining proceeds in the Company, (ii) the board of directors grant of authority to merge the Company with another operating company on terms and conditions deemed by the Company's board of directors to be in the best interest of the Company's shareholders and (iii) the ratification of the board of directors' appointment of new independent auditors.

                              MANAGEMENT PROPOSAL I

                SALE OF SUBSTANTIALLY ALL OF THE COMPANY'S ASSETS

      The following resolution will be offered by the Board of Directors at the Special Meeting:

      RESOLVED, that the Board of Directors shall be granted full authority to bind the Company to a definitive agreement(s) to sell substantially all of the Company's assets, being operating, financial or tax-related to third parties through a properly conducted auction, or merge with another entity, or to sell additional securities, whatever the case may be to generate sufficient proceeds to pay-off all overdue indebtedness of the Company. The Board of Directors shall have full authority to close any such agreement(s) and to use the proceeds from such sale(s) to satisfy the Company's obligations in the priority required under existing laws and agreements and to hold any excess cash proceeds in the Company unless a majority of the Board of Directors shall vote thereafter not to pursue a reverse merger with an operating company whereby such decision will mandate that any cash proceeds held within the Company shall be forthwith distributed to the Company's common shareholders pursuant to a cash dividend and the Company shall thereafter be dissolved.

      The Board of Directors Recommends a Vote FOR the adoption and approval of the Foregoing Resolutions for the following reasons:

      To avoid the potential risk of the Company losing all its assets to secured creditors who have the right to pursue foreclosure actions against the Company with respect to unpaid monetary obligations which have matured and are due and owing, the Company's Board of Directors hereby requests the immediate authority to divest of substantially all of the Company's assets through a properly conducted corporate auction. The Board of Directors will use any and all proceeds derived from the sale of assets to satisfy obligations owing to the Company's secured and unsecured creditors, to redeem its outstanding preferred stock and to hold any excess proceeds from the asset sale(s) in the Company to effect a reverse merger with an operating company, or to declare a special cash dividend and dissolve the Company.

      All of the Company's assets are located at its manufacturing facility and offices at 16 Cherry Street, Clifton, New Jersey 07014, telephone number 973-777-2307. The assets consist of 1.6 acres of land, three buildings totaling 18,000 square feet, manufacturing equipment, office furniture, fixtures and equipment, accounts receivable, inventory, trade names, trade marks, customer lists and product formulae.

      The consideration that will be paid for the Company's assets will be determined by an orderly corporate auction conducted by the Company's Board of Directors with the assistance of one outside independent financial advisor that will analyze written proposals from prospective purchasers and make recommendations to the Board of Directors. A final report of the auction will be made available to all shareholders and shall be submitted to the Company's independent auditors who will continue to assist the Company with its periodic filing requirements under the Securities and Exchange Act of 1934, as amended. The Company has released a Confidential Offering Memorandum ("Memorandum") to twenty-five companies in the building materials industry who have agreed to participate in the corporate auction pursuant to the terms and conditions set forth in the Memorandum and a separate confidentiality agreement that each participant had executed prior to receiving the Memorandum.

      Of the twenty-five companies that have received the Memorandum, the Board of Directors will narrow the field of interested parties to approximately six candidates that will have access to more highly-confidential information about the Company and be allowed to resubmit written proposals in December, 2002 for final consideration. The initial proposals are due on December 4, 2002. The Board of Directors will consider proposals to purchase the Company's assets by one or more purchasers with the intention of achieving the highest cash value for the assets. Proposals will be evaluated in light of the economic terms being offered for the assets, any contingencies to complete the sale and the prospective purchaser's ability to finance the purchase. The Company's board of directors believes that the competition in the bidding process will enable the Company to secure the highest cash value for its assets.

      Since the bidding process will be undertaken in December the identity of the actual purchaser(s) and the precise terms of the transaction(s) are not presently known, although the Company knows the identities of all the prospective purchasers. Due to the Company's need to complete this process in an expeditious manner to satisfy secured obligations that have come due it is not feasible, nor practical, for the Company to await its final decision on the exact identity of the purchaser(s) and the final terms of the transactions prior to the filing of a definitive proxy statement.

                             MANAGEMENT PROPOSAL II

                   MERGE THE COMPANY WITH AN OPERATING COMPANY

      The following resolution will be offered by the Board of Directors at the Special Meeting:

      RESOLVED, that the Board of Directors shall be granted full authority to bind the Company to a definitive agreement(s) to merge the Company, with another operating company on terms and conditions that the Board of Directors believes are in the best interest of the Company's shareholders.

      The Board of Directors Recommends a Vote FOR the adoption and approval of the Foregoing Resolutions for the following reasons:

      Assuming the Company completes the contemplated sale of its assets through a corporate auction it will no longer have an on-going business operation. The Company will take the form of a public shell having a net operating loss of $8 million, 800 or more shareholders, a ticker symbol, possibly some cash and one officer who will be responsible for seeking a merger partner. Since a majority of the Board of Directors have financial backgrounds and considerable experience with financial transactions it would be unduly burdensome and costly to notice another shareholder's meeting to vote on a reverse merger, especially, on account of the two principal benefits that a reverse merger offers - speed and lower costs when compared to undertaking an initial public offering of stock. The additional time and costs needed to notice and hold another shareholders meeting would substantially dilute the two primary benefits that the Company could offer to prospective merger candidates that would like to become publicly-traded companies.

                             MANAGEMENT PROPOSAL III

                      RATIFICATION OF INDEPENDENT AUDITORS

      The following resolution will be offered by the Board of Directors at the Special Meeting:

      RESOLVED, that the appointment of Radin, Glass & Co., L.L.P. by the Board of Directors of the Corporation to conduct the Special audit of the financial statements of the Company for the fiscal year ending May 31, 2002 is ratified, confirmed and approved.

      The Board of Directors Recommends a Vote FOR the adoption and approval of the Foregoing Resolutions for the following reasons:

      The Board of Directors elected to change the Company's independent auditors for the fiscal year ending May 31, 2002 to secure professional services that are more economical and in line with the level of service required of a company of our size. In addition to providing annual auditing services, Radin, Glass will review the Company's quarterly financial statements before they are submitted for filing with the United States Securities and Exchange Commission.

      In the event this resolution does not receive the necessary vote for adoption, or if for any reason Radin, Glass ceases to act as auditors of the Company, the Board of Directors will appoint other independent public accountants as auditors.

                                  ANNUAL REPORT

            A copy of the Company's Annual Report on Form 10-KSB for the year ended May 31, 2002 accompanies this Proxy Statement but does not constitute part of the proxy solicitation material. The Annual Report may also be retrieved electronically through the website www.sec.gov.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      Radin, Glass & Co., L.L.P. has been selected by the Company's Board of Directors as independent public accountants for the fiscal year May 31, 2002. A representative of Radin, Glass is expected to be present at the Special Meeting to respond to appropriate questions from shareholders and to make a statement if he so desires.

                                  AUDITING FEES

      It is anticipated that the fees payable to Radin, Glass for services rendered to audit the Company's financial statements for the fiscal period ending May 31, 2002 and for its review of the Company's next three quarter quarterly reports will be approximately $25,000.

             FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION
                             FEES AND ALL OTHER FEES

      The Company did not incur any fees relating to financial information systems design and implementation, or for other services rendered by its independent outside auditors.

                                  OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the meeting other than those described above. If any other matter should properly come before the meeting, or any adjournment thereof, it is intended that the shares represented by proxies in the accompanying form will be voted by the holders of the proxies in their discretion.

      The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by certain officers, directors and regular employee of the Company without extra compensation by telephone, facsimile, overnight or expedited courier, or email or in person. The Company will also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of common stock of the Company held of record by such persons, and the Company will reimburse any forwarding expenses.

By Order of the Board of Directors,


-----------------------------------
Daniel W. Dowe, President

New York, New York
November 19, 2002

New York Business Corporation Law Section 623

S 623. Procedure to enforce shareholder's right to receive payment for shares.

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters' rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefore shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefore shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

      (1) corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

      (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

      (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

      (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

      (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

      (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

      (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay;
            (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefore; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause
            (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

      (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(a) Shares acquired by the corporation upon the payment of the agreed value therefore or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(b) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

      (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

      (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

      (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e) (2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                    P R O X Y

                       SPECIAL MEETING OF SHAREHOLDERS OF

                        NOVEX SYSTEMS INTERNATIONAL, INC.

                                DECEMBER 30, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NOVEX SYSTEMS INTERNATIONAL INC. PURSUANT TO THE PROVISIONS OF NEW YORK BUSINESS CORPORATION LAWS.

The undersigned shareholder of Novex Systems International, Inc. ("Novex"), having received the Notice of Meeting dated November 29, 2002 of the Special Meeting of Shareholders ("Special Meeting") and the Proxy Statement dated November 29, 2002 hereby nominates, constitutes, appoints and authorizes Daniel
W. Dowe, President of Novex as attorney of the undersigned with power of substitution, as proxy for me and in my name, place and stead, to vote all the Common Shares of said corporation standing in my name on its books on December 30, 2002, at the Special Meeting to be held at 10:00 A.M. (EST) at Novex's offices being located at 16 Cherry Street, Clifton, New Jersey 07014 or at any adjournments thereof, with all the powers the undersigned would possess if personally present, as follows:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY PURSUANT TO THE PROVISIONS OF THE NEW YORK BUSINESS CORPORATION LAW. A Vote FOR Proposals I, II and III are recommended. When properly executed, this proxy will be voted in the manner directed by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR Proposals I, II and III.

The above-named Attorneys and Proxies are instructed to vote all the undersigned's shares as follows:

I. THE SALE OF THE COMPANY'S ASSETS, STOCK OR A MERGER TO PAY-OFF THE NOVEX'S CREDITOR OBLIGATIONS

      To consider and approve the Board of Directors resolution as set forth in Management Proposal I of the Proxy Statement dated November 29, 2002 to sell substantially all of Novex's assets to pay-off Novex's creditors.

      FOR |_| AGAINST |_| ABSTAIN |_|

      The Board of Directors Recommends a Vote FOR the Foregoing Proposal.

II.   MERGE THE COMPANY WITH ANOTHER OPERATING COMPANY.

      To consider and approve Management's resolution as set forth in Management Proposal II of the Proxy Statement dated November 29, 2002 to merge Novex with another operating company to create a new operating entity of which Novex's shareholders will retain an ownership interest.

      FOR |_| AGAINST |_| ABSTAIN |_|

      The Board of Directors Recommends a Vote FOR the Foregoing Proposal.

III.  PROPOSED RATIFICATION OF INDEPENDENT AUDITORS

      To consider and approve Management's resolution as set forth in Management Proposal III of the Proxy Statement dated November 29, 2002 to approve and ratify the appointment of Radin, Glass, & Co., L.L.C. as Novex's independent auditors.

      FOR |_| AGAINST |_| ABSTAIN |_|

      The Board of Directors Recommends a Vote FOR the Foregoing Proposal.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THEc UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS I, II and III. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

THIS PROXY MAY BE REVOKED BY WRITING TO NOVEX SYSTEMS INTERNATIONAL, INC., C/O DANIEL W. DOWE, 16 CHERRY STREET, CLIFTON, NEW JERSEY 07014. FACSIMILES WILL BE ACCEPTED AT 973-777-7713 OR IN PERSON AT THE SPECIAL MEETING BEFORE THE TAKING OF THE VOTE.

                  Dated this ____ day of _________________, 2002.

                  _______________________________________________
                  Signature(s) of Shareholder(s)

                  _______________________________________________
                  Please print name(s)

                  _______________________________________________
                  Street Address

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Please complete, date and sign exactly as your name(s) appear on your stock certificate. Joint owners should each sign personally. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. For shares held by a corporation, please affix its corporate seal.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY TO THE COMPANY AT:
NOVEX SYSTEMS INTERNATIONAL, INC.
16 CHERRY STREET
CLIFTON, NEW JERSEY 07014

PROMPTLY USING THE ENCLOSED ENVELOPE, OR BY FACSIMILE AT 973-777-7713.

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